Exhibit 99.3


FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas  75062-3933
P 972.444.4900    F 972.444.4949
www.felcor.com    NYSE: FCH





                FELCOR CLOSES SALE OF CONVERTIBLE PREFERRED STOCK

         IRVING, Texas...April 5, 2004 - FelCor Lodging Trust Incorporated (NYSE: FCH), the nation's second largest hotel real estate investment trust
(REIT), today announced that it has completed the sale of 4,600,000 shares of its $1.95 Series A Cumulative Convertible Preferred Stock. The number of shares sold reflects the exercise by the underwriters of the entire over-allotment option granted to them in the underwriting agreement. The shares were sold at a price of $23.79 per share, which included accrued dividends of $0.51 per share through April 5, 2004, resulting in proceeds to FelCor of approximately $107 million. The proceeds will be used for general corporate purposes, which may include investments in existing or additional hotel assets, the retirement of debt and/or additional liquidity.

         The new shares, together with FelCor's previously outstanding $1.95 Series A Cumulative Convertible Preferred Stock, are listed on the New York Stock Exchange under the symbol "FCHPRA."

         This offering was made through Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc., acting as Joint Lead Managers and Joint Bookrunners, and with Deutsche Bank Securities Inc. and Legg Mason Wood Walker, Incorporated acting as Co-Managers.

         "We are very pleased with the interest in this offering of preferred stock, which enabled the underwriters to exercise their over-allotment option in full. The $107 million in proceeds provides added strength to our balance sheet," said Richard J. O'Brien, FelCor's Executive Vice President and Chief Financial Officer.

         FelCor is the nation's second largest hotel REIT and the largest owner of full service, all-suite hotels. FelCor's consolidated portfolio is comprised of 158 hotels, located in 33 states and Canada. FelCor owns 71 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels(R) and Doubletree Guest Suites(R) hotels in the U.S. FelCor's portfolio also includes 75 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on the Company's Web site at www.felcor.com.

                                     -more-



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          With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the timing and magnitude of any recovery from the current recession, future acts of terrorism, the availability of capital, and numerous other factors may affect future results, performance and achievements. These risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.


Contact:
Richard J. O'Brien,
Executive Vice President and CFO        (972) 444-4932        robrien@felcor.com
Monica L. Hildebrand,
Vice President of Communications        (972) 444-4917    mhildebrand@felcor.com
Stephen A. Schafer,
Vice President of Investor Relations    (972) 444-4912       sschafer@felcor.com



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